Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

October 9, 2024	Golden Hill Capital Ltd

	By:	/s/ Phua Yong Tat
Director

October 9, 2024	Phua Yong Pin

/s/ Phua Yong Pin

October 9, 2024	Phua Yong Tat

/s/ Phua Yong Tat